CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2005 accompanying the consolidated balance sheet of WidePoint Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2004, contained in the Registration Statement on Form S-1 and Prospectus of WidePoint Corporation. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Chicago, Illinois
January 26, 2006